Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-157692 on Form S-3 and Registration Statement Nos. 333-60295, 333-110959, 333-130405 and 333-160444 on Form S-8 of our report dated February 24, 2010 (October 8, 2010 as to the effects of the discontinued operations described in Notes 2, 19 and 23 and the change in segments described in Note 18), relating to the financial statements and financial statement schedule of Central European Media Enterprises Ltd. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 160, Non-Controlling Interests in Consolidated Financial Statements – an amendment of ARB 51 (included in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810, Consolidation), the adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (included in FASB ASC Topic 470, Debt) and a change in the composition of the Company’s reportable segments) appearing in this Current Report on Form 8-K of Central European Media Enterprises Ltd. dated October 8, 2010.

DELOITTE LLP
London, United Kingdom
October 8, 2010